Exhibit 4.9

EXECUTION COPY

SECURITY AGREEMENT

PLEDGE AND ASSIGNMENT OF MEMBERSHIP INTEREST

THIS SECURITY AGREEMENT PLEDGE AND ASSIGNMENT OF MEMBERSHIP INTEREST (“Assignment”) is made and entered into as of May 28, 2004, by and between AirNet Systems, Inc., an Ohio corporation (“Grantor”), and The Huntington National Bank, a national banking association (“Agent”), for itself and on behalf of the lenders (the “Lenders”) from time to time party to the Credit Agreement described below.  Grantor and Agent are sometimes referenced herein as the “Party(ies)”.

Background Information

On the date hereof, Agent, Grantor and the Lenders have entered into a certain Amended and Restated Credit Agreement (as it may be amended, modified, supplemented, extended, restated or replaced from time to time, the “Credit Agreement”), pursuant to which Agent and the Lenders have agreed to extend credit (herein, collectively, the “Loan”) to Grantor on certain terms and conditions, including, without limitation, that Grantor execute and deliver this Assignment, pursuant to which Grantor is granting a security interest in its “Membership Interest” (hereinafter defined) in Fast Forward Solutions, LLC, an Ohio limited liability company (“Fast Forward”).

Agreement

NOW, THEREFORE, for and in consideration of the mutual promises set forth in this Assignment and to induce Agent and the Lenders to enter into and extend credit to Grantor pursuant to the Credit Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Parties hereby agree as follows:

Section 1.              Definitions.  All capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.  In addition to the words and terms defined elsewhere in this Assignment, the following words and terms shall have the following meanings:

“Collateral” shall mean, collectively, the Membership Interest and all Proceeds.

“Event of Default” shall mean the occurrence of a Default as defined in the Credit Agreement.

“Lender” and “Lenders” shall be as defined in the preamble of this Assignment, provided, however, that each such reference to Lender and Lenders shall include, to the extent the context permits or requires, the LC Issuer and the Swingline Lender, as each such term is defined in the Credit Agreement.

“Membership Interest” shall mean, collectively, Grantor’s interests as a member (now owned or hereinafter acquired) in Fast Forward, together with all proceeds, rents, income, increases, profits and related rights, all sums or distributions (whether made in cash, tangible or intangible property of any kind or character, or otherwise) due or to become due to Grantor including all profits and income, and the accounts thereof, all surplus and capital, and the accounts thereof, all rights (if and only to the extent provided in the Operating Agreement as hereinafter defined) in specific property of Fast Forward, including, if applicable, the equal right with the other members to possess the same for Fast Forward’s business purposes, the rights, but not the duty, to participate in the management and administration of Fast Forward’s business and affairs, to require any information and account of Fast Forward’s transactions and all other matters relating to the business and financial condition of Fast Forward, to inspect Fast Forward’s books and records, including federal, state and local income tax returns, during the continuance of Fast Forward’s business and to receive all allocations of loss, deduction, credit and other tax benefits allocable to Grantor from Fast Forward, and any and all other right, title and interest of Grantor in Fast Forward and under the Operating Agreement, whether now existing or hereafter acquired or created, together with all products, proceeds, substitutions and additions of or to any of the foregoing.

“Operating Agreement” means the Operating Agreement of Fast Forward dated August 4, 2003, as the same may be amended, modified, supplemented, restated or replaced from time to time.

“Proceeds” shall mean whatever cash or other property is received when a Membership Interest or Proceeds are sold, exchanged, collected or otherwise disposed of, both cash and non-cash, and all payments or distributions paid or payable on account of the Membership Interest.

Section 2.               Security Interest.  As security for the prompt and full payment and performance of the Obligations, Grantor hereby pledges, assigns and grants to Agent, for itself and for the benefit of the Lenders, a security interest (under the Ohio Uniform Commercial Code, as in effect on the date hereof and as amended from time to time hereafter, the “Code”), in all of Grantor’s right, title and interest, whether now existing or hereafter arising, created or acquired in, to and under the Collateral.  In connection with the granting of such security interest, Grantor hereby collaterally assigns, transfers and sets over unto Agent all of Grantor’s right, title and interest, whether now existing or hereafter arising, created or acquired in, to and under the Collateral.

Section 3.               Perfection of Security Interest.  Grantor hereby authorizes Agent to file such financing statements or any additional financing statements or continuation statements, as may be necessary or desirable in order to perfect the security interests created herein.

Section 4.               Agent Has Rights and Remedies of a Secured Party.  In addition to all rights and remedies given to Agent by this Assignment or any other Loan Document, Agent shall have all the rights and remedies of a secured party under the Code.

Section 5.               Limitations on Obligations of Agent Under the Operating Agreement.  Grantor acknowledges and agrees that, until such time as Agent or its successors or assigns acquires title to the Membership Interest, this Assignment shall not in any way obligate Agent or any of its successors or assigns to perform any of the now existing or hereafter accruing obligations of Grantor under the Operating Agreement, whether heretofore or hereafter accruing or arising, all with the same effect as though this Assignment had not been executed or delivered by Grantor.

Section 6.               Representations and Warranties.  Grantor represents and warrants to Agent as follows:

(a)           Grantor has and will have good and marketable title to the Collateral from time to time owned or acquired by it, free and clear of any Liens or adverse claims thereon or affecting the title thereto, except as permitted under the Credit Agreement or for the security interest created by this Assignment and the other Security Documents, and is entitled to the rights and benefits thereof, as set forth in the Operating Agreement and otherwise.  Except as provided in the Operating Agreement, the Collateral is not subject to any defenses, sets-offs or counterclaims of any kind.  Neither Grantor nor Fast Forward has made any assignment for the benefit of creditors and there has not been filed any petition in bankruptcy (or any other commencement of a bankruptcy or similar proceeding) by or against Grantor or Fast Forward under any applicable bankruptcy, insolvency, reorganization or similar law.

(b)           Grantor has the right and requisite authority to pledge, assign, transfer, deliver, deposit and set over the Collateral to Agent as provided herein, and no provision of the Operating Agreement, or other agreement or instrument to which Grantor or Fast Forward is a party conflicts with this Assignment or limits the right and power of Grantor to do so. There is no agreement in effect with respect to either Grantor or Fast Forward, other than any agreement with Agent, which would in any manner impair or prohibit the terms of this Assignment or the assignment of the Collateral as provided hereunder.

(c)           The pledge, assignment and delivery of, and the filing of the financing statements with respect to, the Collateral pursuant to this Assignment will create a valid first priority lien on and a perfected security interest in the Collateral securing the payment and performance of the Obligations.

(d)           Grantor has full right, power and authority to enter into this Assignment and this Assignment has been duly executed and delivered by Grantor and constitutes the legal, valid and binding obligation of Grantor, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and general principles of equity.

(e)           Neither the execution or the delivery of this Assignment, nor compliance with the terms and provisions hereof on the part of Grantor or Fast Forward will violate any statute, license or regulation of any governmental authority or will breach, conflict with, or result in a breach of any of the terms, conditions or provisions of any agreement or instrument, other than any agreement with Agent to which Grantor or Fast Forward is a party or may be bound, or constitute a default thereunder, or result in the creation or imposition of any Lien of any nature whatsoever upon, or give to others any interest or right, including the right of termination or cancellation, in or with respect to, any of Grantor’s or Fast Forward’s property, assets, contracts, licenses or business.

(f)            The Membership Interest being pledged and assigned hereunder constitutes one hundred percent (100%) of all the membership interests in Fast Forward and Grantor is the owner, and is entitled to the rights and benefits, thereof as set forth in the Operating Agreement.

(g)           Fast Forward is a valid and subsisting limited liability company and is duly organized and existing under the laws of the State of Ohio, the Operating Agreement is and remains in full force and effect, and a true, complete and correct copy of the Operating Agreement has been delivered to Agent.

The representations and warranties set forth in this Section shall survive the execution, delivery and performance of this Assignment.

Section 7.               Provisions Applicable to the Collateral.  The Parties agree that, at all times during the term of this Assignment, the following provisions shall be applicable to the Collateral:

(a)           Grantor shall keep accurate and complete books and records concerning the Collateral.

(b)           Agent shall have the right, with prior notice at any time during which no Event of Default has occurred and is continuing (it being understood and agreed that no such notice shall be required at any time after the occurrence and during the continuance of an Event of Default), to review the books and records of Grantor pertaining to the Collateral and to copy the same and make excerpts therefrom all at such reasonable times and as often as Agent may reasonably request.

(c)           In connection with any change of the name, identity or structure of the Grantor that might make any UCC financing statements filed in connection with the transactions contemplated hereby, seriously misleading within the meaning of the UCC or any change in the state of incorporation of the Grantor, the Grantor shall (i) authorize, if Agent deems the same reasonably necessary or desirable, the filing of appropriate financing statements in appropriate filing offices prior to such change and (ii) give the Agent notice of such change at least fifteen (15) Business Days prior to such change.

(d)           Promptly upon request of Agent from time to time, Grantor shall furnish Agent with such material information concerning the Collateral as Agent may reasonably request, including copies of all material notices and communications with respect to Fast Forward or its respective properties, assets, operations or business which may be sent by Grantor to, or received from, Fast Forward or any other member of Fast Forward.

(e)           As long as Grantor retains title to the Membership Interest, Grantor shall have the right to exercise all voting and other rights under or pertaining to the Collateral;

provided, however, all such rights and privileges shall be exercised in a manner which is not inconsistent with the provisions of this Assignment or the other Loan Documents.

(f)            Grantor will not authorize or consent to any amendment, revision or modification of the Operating Agreement without the prior written consent of Agent, which consent shall not be unreasonably withheld.

(g)           Grantor and Fast Forward shall not permit, without the prior written consent of Agent: (i) any new member to be admitted to Fast Forward, or (ii) any transaction which would have the effect of diluting Grantor’s Membership Interest.

(h)           Except as permitted under the Credit Agreement, Grantor shall not (i) create, incur, assume or suffer to exist any Lien or pledge or conditional sale or other title retention agreement with respect to any of, the Collateral, (ii) sell, assign, transfer, pledge, or otherwise encumber any rights in or to the Collateral, or any distributions or payments with respect thereto, (iii) permit any levy or attachment to be made against any of the Collateral, or (iv) permit any financing statement to be filed or on file with respect to any of the Collateral, except in favor of Agent.

(i)            Grantor shall defend Agent’s security interest in the Collateral and shall, at its own cost and expense, cause (providing that Agent shall file financing statements) said security interest to be perfected and to continue to be perfected, and for such purpose Grantor will from time to time at the request of Agent execute and file or record, or cause to be filed or recorded, such instruments, documents and notices, including, without limitation, financing statements and continuation statements, as Agent may deem reasonably necessary or advisable from time to time in order to perfect and continue perfected said security interest. Grantor will do all such other acts and things and execute and deliver all such other instruments and documents, including without limitation, further security agreements, pledges and assignments, as Agent may reasonably deem necessary or advisable from time to time in order to perfect, preserve and continue as perfected the priority of said security interest as a security interest in the Collateral prior to the rights of all other persons therein or thereto except for Agent.

(j)            Grantor shall defend the title to the Collateral and the lien on and security interest of Agent therein against the claim of any person or entity and will maintain and preserve and protect such lien and security interest in the Collateral, until such time as the Obligations have been indefeasibly paid and performed in full and Agent and the Lenders shall have no obligation to extend any credit under the Credit Agreement or the other Loan Documents.

(k)           Grantor hereby irrevocably authorizes Fast Forward to (after receipt by Fast Forward of notice and/or upon actual knowledge of an Event of Default) rely upon and comply with any written notice or demand by Agent for the collection of any distributions under the Operating Agreement or otherwise with respect to the Membership Interest or the Collateral.  Fast Forward is hereby authorized to rely upon the written statement of Agent with respect to the existence of an Event of Default and Fast Forward shall have no liability to Grantor for Fast Forward’s reliance upon Agent’s written notice of the existence of an Event of Default.  Without in any way limiting the effectiveness of the aforesaid authorization, if after an Event of Default has occurred and is continuing, Grantor shall receive all or any portion of any distribution which under this Assignment is payable to Agent, then Grantor will hold the same in trust for, and shall immediately remit the same to, Agent.

(l)            Agent shall have no responsibility to enforce collection of any distribution hereby assigned and Agent shall not have any other responsibility in connection therewith, except the responsibility to account for funds actually received.  Neither this Assignment nor any action or inaction on the part of Agent prior to the acquisition by Agent of title to the Membership Interest hereunder shall constitute an assumption on the part of Agent of any duty or obligation with respect to the Membership Interest or the Operating Agreement, nor shall Agent have any duty or obligation to make any payment to be made by Grantor under the Operating Agreement, or to present or file any claim, or to take any other action to collect or enforce the payment of any amounts or the performance of any obligations which have been assigned to Agent or to which it may be entitled hereunder at any time or times.  No action or inaction on the part of Agent shall adversely affect or limit in any way the rights of Agent hereunder.

(m)          If, upon the exercise of its remedies under this Assignment, Agent becomes a substitute member of Fast Forward, Agent shall automatically assume all of Grantor’s obligations under the Operating Agreement, incurred on or after the date of assumption, except that Agent shall not be required to pay any capital contributions or other assessments to Fast Forward with respect to the Collateral.

(n)           Grantor will not change its name or identity in any manner unless it shall have given Agent at least 30 days’ prior written notice thereof and shall have taken all action (or made arrangements to take such action substantially simultaneously with such change if it is impossible to take such action in advance) necessary or reasonably requested by Agent to amend any financing statement or continuation statement as required by Agent. Grantor will not amend, modify or otherwise affect its organizational documents, including, without limitation, its articles of incorporation and code of regulations, without the prior written consent of Agent.

(o)           Promptly upon request of Agent from time to time, Grantor shall furnish to Agent such information concerning the Collateral as Agent may reasonably request, including, without limitation, copies of all notices and communications with respect to Fast Forward or its properties, assets, operations or business, which may be sent by Grantor to, or received from,  or any other member of Fast Forward.

(p)           Grantor does hereby irrevocably constitute and appoint Agent as its true and lawful attorney, coupled with an interest, with full power of substitution, for Grantor, in its name, place and stead, at any time after the occurrence and during the continuance of an Event of Default, to ask for, demand, collect, receive, receipt for, sue for, compound and give acquittance for any and all sums or properties which may be or become due, payable or distributable in connection with or with respect to the Collateral, with full power to settle, adjust or compromise any claim thereunder or therefor as fully as Grantor could itself do, and to endorse or sign the name of Grantor on all negotiable instruments and any other commercial paper given in payment or in part payment thereof, and all documents of satisfaction, discharge or receipt required or requested in connection therewith, and in its discretion to file any claim or take any other action or proceeding, either in its own name or in the name of Grantor, or otherwise, which Agent may deem necessary or appropriate to collect or otherwise realize upon any and all of the Collateral, or which may be necessary or appropriate to protect and preserve the right, title and interest of Agent in and to such Collateral and the security intended to be afforded hereby.

Section 8.               Rights with Respect to Collateral.  As long as no Event of Default shall have occurred and be continuing and until written notice shall be given to Fast Forward and Grantor by Agent, Grantor shall have the right, from time to time, to receive all cash flow and other proceeds, enjoy all rights and benefits of, and exercise all powers with respect to the Collateral or any part thereof for all purposes not inconsistent with the provisions of this Assignment, the Credit Agreement, the Loan Documents and any other agreement given by Grantor or any other party obligated with respect to the Loan Documents to Agent; provided, however, that no consent shall be given or action taken in Grantor’s capacity as member of Fast Forward which would have the effect of impairing the position or interest of Agent in respect of the Collateral, result in an Event of Default hereunder or under the Loan Documents, or, except as permitted under the Credit Agreement, which would (without the prior written consent of Agent) authorize or effect (i) the dissolution or liquidation, in whole or in part, of Fast Forward, (ii) the consolidation or merger of Fast Forward with any other person or entity other than Grantor or its wholly owned Subsidiaries, (iii) the sale, disposition or encumbrance of all or substantially all of the assets of Fast Forward other than to Grantor or any Guarantor, any change in the members of Fast Forward or their membership interests in Fast Forward which results in the dilution of Grantor’s Membership Interest except that Grantor may transfer ownership of its Membership Interest to any Guarantor subject to the Liens and interests therein granted hereunder in favor of Agent and provided that said Guarantor assumes all of the obligations of Grantor hereunder and becomes a party to this Assignment, pursuant to a written agreement in form and substance satisfactory to Agent.

Section 9.               Remedies upon Default.

(a)           Upon the occurrence and during the continuance of an Event of Default, Agent shall have such rights and remedies with respect to the Collateral which it may have at law, in equity, or under this Assignment, including, without limitation, the right to acquire Grantor’s Membership Interest in Fast Forward pursuant to this Assignment, and, in such event, Agent shall have the right, but not the obligation, to be admitted as a member of Fast Forward with respect to the Membership Interest, and thereupon Agent shall enjoy all of the rights and privileges and be responsible for all obligations of Grantor to operate, manage and control Fast Forward, all as if Agent was a member of Fast Forward in lieu of Grantor; and/or Agent shall have the right to take possession of the Collateral and cause the transfer and register in its name or in the name of its designee the whole or any part (including, without limitation, the economic benefits only of the Membership Interest) of the Collateral, exercise any rights or powers with respect thereto, collect and receive all distributions made thereon, sell in one or more sales, after 10 days’ notice of the time and place of any public sale or of the time after which a private sale is to take place (which notice Grantor agrees is commercially reasonable), but without any previous notice or advertisement, the whole or any part (including, without limitation, the economic benefits only of the Membership Interest) of the Collateral, and otherwise act with respect to the Collateral as though Agent was the outright owner thereof.  Grantor hereby irrevocably constitutes and appoints Agent as its attorney-in-fact, with full power of substitution, to, upon the occurrence and during the continuance of an Event of Default, sign any document or take any action in order to do any of the foregoing, provided, however, that Agent shall not have any duty to exercise any such right or to preserve the same and shall not be liable for any failure to do so or for any delay in doing so.

Any sale shall be made at a public or private sale at any place to be named in the notice of sale, either for cash or upon credit or for future delivery as Agent decides, and Agent may be the purchaser of the whole or any part (including, without limitation, the economic benefits only of the Membership Interest) of the Collateral so sold by public sale and hold the same thereafter in its own right free from any claim of Grantor. Any purchaser or any agent of such purchaser (a “Purchaser”) of the Collateral, at such Purchaser’s election, may become a substitute member of Fast Forward. Demands of performance, except as otherwise herein specifically provided for, notices of sale, advertisements and the presence of property at sale are hereby waived and any sale hereunder may be conducted by an auctioneer or any officer or agent of Agent.  Agent shall apply the proceeds of any sale and any other proceeds of the Collateral first to the payment of the reasonable costs and expenses incurred by Agent in connection with such sale or collection, including, without limitation, reasonable attorneys’ fees and legal expenses, then to the payment of the Obligations, on account of principal or interest or otherwise, as Agent in its sole discretion may elect.

(b)           Grantor agrees that following the occurrence and during the continuance of an Event of Default, it will not at any time plead, claim or take the benefit of any appraisal, valuation, stay, extension or moratorium law now or hereafter in force in order to prevent or delay the enforcement of this Assignment, or the absolute sale of the whole or any part (including, without limitation, the economic benefits only of the Membership Interest) of the Collateral or the possession thereof by any Purchaser at any sale hereunder, and Grantor waives the benefit of all such laws to the extent it lawfully may do so.

In addition to all the rights and remedies given to Agent by this Assignment and the Loan Documents, Agent shall have all the rights and remedies of a secured party under the Code.  If an Event of Default has occurred and is continuing, Grantor agrees that it will not interfere with any right, power or remedy of Agent provided for in this Assignment or now or hereafter existing at law or in equity or by statute or otherwise, or the exercise or commencement of the exercise by Agent of any one or more of such rights, powers or remedies.  No failure or delay on the part of Agent to exercise any such right, power or remedy and no notice or demand which may be given to or made upon Grantor by Agent with respect to any such remedies shall operate as a waiver thereof, or limit or impair Agent’s right to take any action or to exercise any power or remedy hereunder, without notice or demand, or prejudice its rights as against Grantor in any respect.

(c)           If an Event of Default has occurred and is continuing, Grantor shall cause all proceeds of the Collateral to be paid directly to Agent, and any such proceeds collected by Grantor with respect to the Collateral shall be delivered to Agent forthwith upon receipt, in the original form in which received, bearing such endorsements or assignments by Grantor as may be necessary to permit collection thereof by Agent and for such purpose. Grantor hereby irrevocably authorizes and employs Agent, its officers, employees and authorized agents to endorse and sign the name of Grantor on all checks, drafts, money orders or other media of payment so delivered and such endorsements or assignments shall, for all purposes, be deemed to have been made by Grantor prior to any endorsement or assignment thereof by Agent.  Agent may use any convenient or customary means for the purpose of collecting such checks, drafts, money orders or other media of payment.

(d)           Grantor further agrees that a breach of any of the covenants and agreements contained in this Assignment will cause irreparable injury to Agent and that Agent shall have no adequate remedy at law in respect of such breach and, as a consequence, agrees that each and every covenant and agreement contained in this Assignment shall be specifically enforceable against Grantor and Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants and/or agreements except for a defense that the Obligations are not then due and payable in accordance with the agreements and instruments governing and evidencing such obligations.

(e)           Agent may pursue its rights and remedies without first proceeding under any of the other remedies available under any other documents or agreements held by Agent and Agent may resort to any remedies, at the same or different times, as Agent may deem advisable in its sole discretion.

Section 10.             Waiver.  Except as required under the Credit Agreement, Grantor waives demand, presentment and protest.  No delay or omission or forbearance by Agent in exercising any rights under this Assignment, the Credit Agreement, or any of the other Loan Documents, or the Operating Agreement shall operate as a waiver of the rights of Agent under any of those documents or of any other rights and shall not affect, discharge, diminish or impair Grantor’s obligations hereunder.  Waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion.  All of the rights and remedies of Agent, whether evidenced hereby or by any of the other Loan Documents or any other agreement, promissory note, or other evidence of indebtedness, shall be cumulative and may be exercised singularly or concurrently.  Nothing herein contained shall be construed as constituting a waiver or suspension by Agent of the right to enforce payment of the Obligations.

Section 11.             [Intentionally omitted]

Section 12.             No Challenge to Exercise of Rights under Assignment.  As an inducement to Agent and the Lenders to enter into the Credit Agreement, Grantor has assured Agent that, upon the occurrence of an Event of Default hereunder, one of the remedies available under this Assignment to Agent, at its election, would be to retain the Membership Interest, or any part thereof (including, without limitation, the economic benefits only of the Membership Interest), and to become a substitute member of Fast Forward, in application against the Obligations.  Accordingly, Grantor hereby acknowledges that any such election to retain the Membership Interest or any part thereof is reasonable under the circumstances and Grantor hereby waives and releases any right it may have to demand a sale of the Membership Interest or to otherwise oppose the retention of the Membership Interest or any part thereof by Agent if an Event of Default has occurred and is continuing and if Agent makes such an election following such Event of Default.  Furthermore, Grantor covenants and agrees to fully cooperate, to the fullest extent permitted under applicable law, in any action or measure taken by Agent to implement such an election of remedies, and if an Event of Default has occurred and is continuing to not challenge the exercise of the rights of Agent granted hereunder. Notwithstanding the foregoing, any waiver or release contained in this Section 12 shall be ineffective to the extent the same is prohibited by Ohio law or other applicable law.

Section 13.             Release.  Grantor consents and agrees that Agent may at any time, or from time to time, in its discretion, exchange, release and/or surrender all or any of the Collateral, or any other property given as collateral security for the Obligations, or any part thereof, by whomsoever deposited or granted, which is now or may hereafter be held by Agent in connection with all or any of the Obligations, all in such manner and upon such terms as Agent may deem proper, and without notice to or further assent from Grantor; it being hereby agreed that Grantor shall be and remain bound upon this Assignment, irrespective of the existence, value or condition of any of the Collateral or such other property given as collateral security for the Obligations, notwithstanding any such exchange, surrender or release. Except as required under the Credit Agreement, Grantor hereby waives notice of acceptance of this Assignment, and promptness in commencing suit against Grantor or on the Obligations, and in giving any notice to or of making any claim or demand hereunder upon Grantor or any other party liable with respect to the Obligations.

Section 14.             Indemnification.  Grantor shall indemnify and hold Agent, the Lenders, and their respective agents, officers, directors, employees, representatives, successors and assigns harmless from and against any and all liabilities and claims of any kind, including reasonable attorney’s fees, which any of them may incur by reason of this Assignment, or which may be asserted against any of them: (i) by reason of any alleged obligations to be performed or discharged by Grantor by reason of this Assignment; and (ii) arising by reason of Agent’s taking or failure to take any action, in respect of any transaction effected under this Assignment or in connection with the lien and security interest provided for herein, including, without limitation, any such liabilities and claims of any kind arising by virtue of Agent becoming a substitute member of Fast Forward; provided, however, that Grantor shall not be liable for such indemnification to the extent that such indemnified liability results from the gross negligence or willful misconduct of the indemnified party.  Grantor agrees to pay to Agent all reasonable out-of-pocket costs and expenses, including reasonable fees and disbursements of counsel, reasonably incurred by Agent in connection with the enforcement or interpretation by Agent of the provisions of this Assignment, and of any transactions effected pursuant to this Assignment. The obligations of Grantor under this Section 14 shall survive the termination of this Assignment.

Section 15.             Limitation on Liability of Agent.  Neither Agent, the Lenders, nor any of their respective officers, directors, employees, or agents shall be liable for any action lawfully taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their gross negligence or willful misconduct.

Section 16.             Termination. This Assignment shall terminate upon the payment in full of the Obligations and the termination of all obligations of Agent and the Lenders to extend further credit to Grantor or any other party under the Credit Agreement or the other Loan Documents.  The satisfaction, or discharge, of any part of the Obligations shall not in any way satisfy or discharge this Assignment and Grantor acknowledges and agrees that, although the Obligations may from time to time be reduced to zero, this Assignment shall remain in full force and effect until such time as it is terminated pursuant to this Section 16. Upon termination, Agent shall cooperate with Grantor to secure the release of the security interest, assignment and pledge created hereby, including the release and return of all pledged items of Collateral and the release of financing statements reasonably requested by Grantor, all at Grantor’s expense.

Section 17.             Miscellaneous.

(a)           Entire Agreement.  This Assignment and the other Loan Documents constitute the entire agreement relating to the subject matter hereof among the Parties hereto.  Each Party hereto acknowledges that no representation, inducement, promise or agreement has been made orally or otherwise, by any other Party, or anyone acting on behalf of any other Party, unless such representation, inducement, promise or agreement is embodied in this Assignment expressly or by incorporation.  In the event of any inconsistency between the terms of this Agreement and the other Loan Agreements, this Agreement shall control.

(b)           Amendments and Waivers. No waiver, amendment or other variation of the terms, conditions or provisions of this Assignment whatsoever shall be valid unless in writing signed by Agent as provided in the Credit Agreement and then only to the extent in such writing specifically set forth.

(c)           Governing Law. This Assignment shall be construed in accordance with the internal laws (but without regard to the conflict of laws principles) of the State of Ohio, but giving effect to federal laws applicable to national banks.

(d)           Severability.  In the event any one or more of the provisions contained in this Assignment shall for any reason be held to be invalid, illegal or unenforceable in any respect, such provision shall be deemed replaced by the valid and enforceable provision that is as substantially similar as is possible to such invalid or unenforceable provision, but the remaining provisions shall not be affected thereby.

(e)           Third Party Beneficiaries.  The obligations of Agent under this Assignment shall inure solely to the benefit of Grantor, and no other person or entity shall be a third party beneficiary with respect to said obligations contained in this Assignment, and the obligations of Grantor under this Assignment shall inure solely to the benefit of Agent and the Lenders, and no other person or entity shall be a third party beneficiary with respect to said obligations contained in this Assignment.

(f)            Rules of Construction.  Unless otherwise specified, the following rules shall be applied in construing the provisions of this Assignment:

(i)            Terms that imply gender shall be construed to imply all genders.

(ii)           References to Sections refer to the numbered Sections of this Assignment.

(iii)          Headings to the various Sections of this Assignment are included solely for purposes of reference and shall be ignored in construing the provisions of this Assignment.

(iv)          “Herein”, “hereto”, “hereof” and words of similar import refer to this Assignment.

(v)           The word “including” connotes “including without limitation”.

(vi)          Any reference to any law or regulation refers to that law or regulation as amended from time to time after the date of this Assignment and to the corresponding provision of any successor law or regulation.

(vii)         Any reference to any agreement or other document in this Assignment refers to that agreement or other document as amended from time to time after the date of this Assignment.

(g)           Notices.  Any notice required or permitted to be given under this Assignment shall be sent (and deemed received) in the manner and to addresses set forth in Section 12.14 of the Credit Agreement.

(h)           Assignment.  Neither this Assignment nor any of the rights or duties hereunder may be assigned by Grantor or Agent except as permitted under the Credit Agreement.

(i)            Agent in Possession.  This Assignment itself (notwithstanding the occurrence and continuance of an Event of Default), without further action on the part of Agent, shall not operate to constitute Agent or any Lender as a member or substitute member of Fast Forward, as a mortgagee in possession of Fast Forward’s real or personal property, or to place responsibility for the control, care, management or repair of any improvements thereon upon Agent or any Lender, nor shall it operate to make Agent or any Lender responsible or liable for any waste committed with respect to such property by any party, or for any hazardous material placed upon or found at the property, or for any dangerous or defective condition or operation of any such property or improvements or for any strict liability or liability for negligence in the management, upkeep, repair, control, operation or other use of any property or improvements resulting in loss, injury, death or damage to any contractor, subcontractor, licensee, invitee, employee or other party, or for any other thing or matter whatsoever, including, without limitation, any obligation of Grantor as a member of Fast Forward or otherwise under the Operating Agreement, until such time that Agent elects, in accordance with the terms hereof, to become as a substitute member of Fast Forward, or otherwise assumes the obligations of Grantor thereunder and then only as the same might properly result under law and only to matters thereafter arising.

(j)            Further Acts and Documents.  Grantor agrees to execute and deliver such further instruments and to do such further acts and things as may be reasonably necessary or desirable to perfect the Liens granted pursuant to the terms of this Assignment.

(k)           Enforcement.  This Assignment may be enforced in accordance with law from time to time by Agent, in its discretion, with or without order of any court, as Agent shall determine in its sole discretion.  Any failure on the part of Agent to promptly exercise any option hereby given or reserved shall not prevent the exercise of any such option at any time thereafter. Agent may pursue and enforce any remedy or remedies accorded it hereunder independently or, in conjunction or concurrently with, or subsequent to its pursuing enforcement of, any remedy or remedies that it may have under the Loan Documents.

(l)            No Agency with respect to Grantor.   Nothing herein shall be construed as constituting Agent as an agent, partner or member of Grantor unless Agent elects in accordance with the terms hereof, to become as a substitute member of Fast Forward, or otherwise, in a writing signed by Agent, specifically assumes the obligations of Grantor as member of Fast Forward.

(m)          Counterparts.  This Assignment may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the Parties hereto may execute this Assignment by signing such counterpart.

(n)           No Waiver.  No delay or failure on the part of Agent in exercising any right, remedy, power or privilege hereunder shall operate as a waiver thereof or of any other right, remedy, power or privilege of Agent hereunder or under the Loan Documents, now or hereafter evidencing the credit extended thereunder; nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights and remedies of Agent under this Assignment are cumulative and not exclusive of any rights or remedies which Agent might otherwise have.

Section 18.             Consent To Jurisdiction.  Grantor hereby irrevocably submits to the non-exclusive jurisdiction of any United States federal or Ohio state court sitting in Columbus, Ohio in any action or proceeding arising out of this Assignment and Grantor hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in any such court and irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum.  Nothing herein shall limit the right of Agent to bring proceedings against Grantor in the courts of any other jurisdiction.  Any judicial proceeding by Grantor against Agent, or any affiliate of Agent, involving, directly or indirectly, any matter in any way arising out of, related to, or connected with this Assignment shall be brought only in a court in Columbus, Ohio.

Section 19.             WAIVER OF JURY TRIAL. GRANTOR AND AGENT HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS ASSIGNMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

The Parties have caused this Assignment to be executed and delivered effective as of the date first written above.

GRANTOR:

AIRNET SYSTEMS, INC., an Ohio corporation

By:	/s/ Gary W. Qualmann
Gary W. Qualmann
Title:	Secretary

AGENT:

THE HUNTINGTON NATIONAL BANK,
a national banking association, individually and as Agent

By:	/s/ John M. Luehmann
John M. Luehmann, Vice President

Notice of Pledge

TO:   [                                                                ]

[                                                                          ]

RE:  Pledge of Membership Interest of Fast Forward Solutions, LLC (the “Company”)

Gentlemen:

You are hereby notified that the undersigned has pledged all of its membership interests owned by it on the books and records of the Company to The Huntington National Bank, a national banking association (“Agent”), for itself and as agent for the lenders (the “Lenders”) from time to time party to that certain Amended and Restated Credit Agreement dated May 28, 2004, by and among Agent, AirNet Systems, Inc., an Ohio corporation (“Grantor”) and said Lenders (as the same may be amended, modified, supplemented, extended, restated or replaced from time to time, the “Credit Agreement”), pursuant to the terms and conditions of that certain Security Agreement, Pledge and Assignment of Membership Interests executed by the undersigned in favor of Agent, dated as of May 28, 2004.

Please deem any instructions by Agent which you receive regarding the exercise of any rights with respect to the shares as if such instructions were made by the undersigned to you, until further instruction from Agent.

Very truly yours,
AirNet Systems, Inc., an Ohio corporation

By:

Title:

EXHIBIT “A”

Percentage of Membership Interests

in Fast Forward Solutions, LLC

AirNet Systems, Inc.,  — 100%

an Ohio corporation